UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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KAMAN CORPORATION

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

APRIL 18, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Kaman Corporation will be held at the offices of the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, on the 18th day of April, 2006, at 11:00 a.m., local time, for the following purposes:

1. To elect three (3) Class 1 Directors to serve for a term of three (3) years and until their successors are duly elected and qualify.

2. To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the ensuing year.

3. To consider a shareholder proposal regarding election of directors.

4. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 27, 2006 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

Proxy—All shareholders are cordially invited to attend the meeting. In the event that you are a shareholder and will be unable to attend the meeting, kindly complete and sign the enclosed proxy and return it in the enclosed envelope. Your prompt return of the completed proxy is much appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

CANDACE A. CLARK, Secretary

Dated March 9, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, THE DIRECTORS URGE YOU TO VOTE BY PROXY USING THE TELEPHONE OR INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 18, 2006

This Proxy Statement is being furnished to the holders of Common Stock of Kaman Corporation (the “company” or “Company”) in connection with the solicitation by the company’s Board of Directors of proxies for use at the company’s Annual Meeting of Shareholders to be held on Tuesday, April 18, 2006 (or at any adjournment thereof), at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting dated March 9, 2006.

The Board of Directors (sometimes referred to as the “Board”) has fixed the close of business on February 27, 2006 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of February 27, 2006, the company had outstanding 23,957,835 shares of Common Stock, each of which is entitled to one vote. A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Any shareholder who votes by proxy using the telephone or the Internet as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it at any time before it is voted, in the manner discussed below.

The company intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about March 9, 2006.

Voting Procedure

Under the applicable provisions of the Connecticut Business Corporation Act (the “CBCA”), a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. For this purpose, only shares of Common Stock held by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the company as provided herein will be considered to be represented at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

All duly submitted proxies received prior to the Annual Meeting will be voted in accordance with the terms of such proxies. Shares of Common Stock represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board of Directors. Shares of Common Stock represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes and, in the case of unsigned proxies only, not counted for purposes of determining a quorum.

Broker non-votes and proxies marked to abstain from voting with respect to any item to be voted upon at the Annual Meeting will not be considered for purposes of determining the tally of shares cast for or against such item and, therefore, will not affect the outcome of any of Proposals 1, 2, or 3. Directors are elected by a plurality of the votes cast. Approval of each of the other Proposals requires the affirmative vote of a majority of shares voted on the Proposal at the meeting in person or by proxy.

Proxies may be revoked in several ways. If you date and sign a later proxy card, it will have the effect of revoking any proxy card that you signed on an earlier date and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. You may also revoke your proxy by: (1) sending to the Corporate Secretary of the company an executed notice of revocation, (2) sending to the Corporate Secretary of the company a new, valid proxy bearing a later date or (3) attending the Annual Meeting and voting in person, which will automatically cancel any proxies previously given, or by revoking this proxy in person. Attendance at the Annual Meeting will not by itself revoke this proxy. To be effective, any written notice of revocation or subsequent proxy must be received by the Corporate Secretary of the company prior to the beginning of the Annual Meeting. The written notice of revocation or subsequent proxy should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to 1332 Blue Hills Avenue, Bloomfield, CT 06002.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe that the persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, and 3 and the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the Annual Meeting and not revoked as described herein, will be voted in the manner specified.

ELECTION OF THREE CLASS 1 DIRECTORS FOR A THREE-YEAR TERM (Proposal No. 1)

The Board of Directors Recommends a Vote “For” All Nominees

As provided by the company’s Bylaws, each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, unless he or she dies, resigns, retires, or is removed from office. Three individuals are nominated for election at the 2006 Annual Meeting for a three-year term that will expire at the Annual Meeting in 2009. The nominees for election to the Board of Directors are Robert Alvine, E. Reeves Callaway III, and Karen M. Garrison. Mr. Callaway is currently a member of the Board of Directors. Mr. Alvine and Ms. Garrison are being nominated for the first time to replace two directors, one who will retire coincident with the Annual Meeting and another who died on February 14, 2006. Directors are elected by a plurality of the votes cast for Proposal No. 1. Votes withheld will not be treated as votes cast and, therefore, will not affect the outcome of the election. Proxies may be voted only for the number of nominees named by the Board of Directors.

Following is information about each nominee for election as a director and the six directors whose terms continue after the Annual Meeting, including name, age, and business experience during the last five years. None of the organizations listed as business affiliates of the directors is an affiliate of the company.

Nominees for Election at the 2006 Annual Meeting

Robert Alvine

Mr. Alvine, 67, is being nominated for the first time at the 2006 Annual Meeting. He is currently Chairman and CEO of i-Ten Management Corp. (a private equity investment and management firm) and i-Ten Capital, a capital formation and investment firm. Mr. Alvine also serves as Senior Operating Partner of De Sai Capital, an LBO and passive investment firm, and Chairman and Partner of Premier Subaru & Premier Realty Co. LLC. He is a director of EDO Corp., The Jackson Laboratory, Chairman of The JAX Research Systems, Chair of the Board of Governors of the University of New Haven, and member of the Naval War College Foundation.

E. Reeves Callaway III Mr. Callaway, 58, has been a Director since 1995. He is the Founder and Chief Executive Officer of The Callaway Companies, an engineering services firm.

Karen M. Garrison

Ms. Garrison, 57, is being nominated for the first time at the 2006 Annual Meeting. She retired as Executive Vice President—Administration of Pitney Bowes, a corporate administration and real estate firm, in 2004, having served in the position from January 2004 to July 2004. Prior to that, Ms. Garrison served as President of Pitney Bowes Business Services, a subsidiary of Pitney Bowes, from 1999 to January 2004. She is a director of North Fork Bank, Standard Parking Corporation, Tenet Healthcare, and Greenpoint Financial (which was acquired by North Fork Bank in September 2004).

Continuing Directors

Term Expires in 2007

Eileen S. Kraus

Ms. Kraus, 67, has been a Director since 1995. She served as the Chairman of the Special Committee of the Board of Directors, which was responsible for negotiation and recommendation of a recapitalization transaction to the Board of Directors in 2005. She also serves as the Board’s Lead Director. She is the retired Chairman of Fleet Bank Connecticut and is a director of The Stanley Works and Rogers Corporation.

Richard J. Swift

Mr. Swift, 61, has been a Director since 2002. He is currently Chairman of the Financial Accounting Standards Advisory Council. From 1994 to 2001, when he retired, Mr. Swift served as Chairman, President and Chief Executive Officer of Foster Wheeler Ltd., a provider of design, engineering, construction, and other services. He is a director of Ingersoll-Rand Company, Ltd., Public Service Enterprise Group Incorporated, and Hubbell Incorporated.

Term Expires in 2008

Brian E. Barents

Mr. Barents, 62, has been a Director since 1996. He is the retired President and Chief Executive Officer of Galaxy Aerospace Corp. Prior to that he was President and Chief Executive Officer of Learjet, Inc. He is also a director of Eclipse Aviation Corp., The Nordam Group, CAE, Inc. and the Aerion Corp.

John A. DiBiaggio

Dr. DiBiaggio, 73, has been a Director since 1984. He is now President Emeritus of Tufts University, having served as President until the fall of 2001. Prior to that he was President and Chief Executive Officer of Michigan State University.

Edwin A. Huston

Mr. Huston, 67, has been a Director since 2002. Mr. Huston is the retired Vice Chairman of Ryder System, Incorporated, an international logistics and transportation solutions company. He served as Senior Executive Vice President-Finance and Chief Financial Officer of that company from 1986 to 1999. Mr. Huston is a director of Unisys Corporation, Answerthink, Inc. and Enterasys Networks, Inc.

Paul R. Kuhn

Mr. Kuhn, 64, has been a Director since 1999. He has been President and Chief Executive Officer of the company since August 1999 and was appointed to the additional position of Chairman in 2001.

Directors Whose Terms Have Ended or End at the 2006 Annual Meeting

Mrs. Wanda Lee Rogers, a director since 1991, will retire coincident with the 2006 Annual Meeting. Mr. Walter H. Monteith, Jr., a director since 1987, died on February 14, 2006. The company and the other members of the Board of Directors are grateful for the guidance and support of these two fine individuals over the years.

THE BOARD AND ITS COMMITTEES

Board Independence

All but one member of the company’s Board of Directors are “independent” directors as defined by NASDAQ rules. The Board of Directors has determined that the following individuals are independent: Brian E. Barents, E. Reeves Callaway III, John A. DiBiaggio, Edwin A. Huston, Eileen S. Kraus, Wanda Lee Rogers, and Richard J. Swift. Mr. Paul R. Kuhn, who is President, Chief Executive Officer and a Director of the company, is not considered “independent” for this purpose. Management believes that, if elected, Mr. Alvine and Ms. Garrison would also qualify as “independent” directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information provided to the company by persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, no Section 16(a) reporting delinquencies occurred in 2005.

Code of Business Conduct

The company has for several years maintained a Code of Business Conduct applicable to all of its employees and the Board of Directors. This Code of Business Conduct is also applicable to the company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Business Conduct was filed as Exhibit 14 to the company’s report on Form 10-K for 2003 filed with the Securities and Exchange Commission on March 5, 2004 as Document No. 0000054381-04-000032. The Code of Business Conduct may also be accessed on the company’s website at www.kaman.com.

The Board of Directors

In 2005, the Board held six regular meetings and one special meeting. The Board maintains the following standing committees: Corporate Governance, Audit, Personnel & Compensation, and Finance. The charters of each committee can be found on the company’s website. The charters of the Personnel & Compensation Committee and Audit Committee are included in this proxy statement as Exhibits 1 and 2, respectively. In 2005, the Audit Committee held eight meetings, the Corporate Governance Committee held six meetings, the Personnel & Compensation Committee held five meetings, and the Finance Committee held seven meetings. The Audit and Personnel & Compensation Committees generally hold executive sessions at each meeting. In addition, the Special Committee of the Board, which had been established in 2003 to explore and advise the Board as to whether or not the company should pursue a recapitalization of its then dual class common stock structure, held ten meetings during 2005. This Committee was dissolved upon completion of the recapitalization in November 2005. Each current member attended more than 75% of the Board and Committee meetings and nine Directors attended the 2005 Annual Meeting.

In 2005, the size of the company’s Board was set at ten. There are currently eight members due to the retirement of C. William Kaman II, the son of Charles H. Kaman, founder of the company, in December 2005 and the death of Mr. Walter H. Monteith, Jr. in February 2006. The size of the company’s Board will be set at nine members in 2006, three of whom will be elected at the April 18, 2006 Annual Meeting of shareholders. The company’s Bylaws provide that the board will consist of no fewer than three nor more than fifteen directors. The company’s Governance Principles provide that a Board size of nine to eleven individuals is considered appropriate at this time.

The company’s Bylaws provide for mandatory Director retirement at age 72, with the Directors serving as of November 14, 2000 being grandfathered to age 75. In addition, the company’s Governance Principles require

Directors who change the responsibility they held when they were elected to the Board to submit a letter of resignation to the Board and a judgment will be made in each case as to the appropriateness of continued membership under the circumstances.

The company’s Governance Principles also contemplate that a substantial majority of the Board will consist of independent directors. A Director will generally be considered ‘independent’ if he or she is not a current employee, does not receive remuneration from the company other than by virtue of his or her service as a Director, and does not have a business relationship with the company. In all cases, the Board follows legal and regulatory requirements for the definition of ‘independence’ relative to Board Committee service, including specifically the requirements of NASDAQ rules. The Board has affirmatively determined that all of its current non-employee Directors are independent, including Brian E. Barents, E. Reeves Callaway III, John A. DiBiaggio, Edwin A. Huston, Eileen S. Kraus, Richard J. Swift, and Wanda Lee Rogers.

The company’s Governance Principles also provide for a Lead Director who shall preside as chairman of the Board’s executive sessions, which are held in conjunction with each regular meeting of the Board.

Shareholders or others wishing to communicate with any member of the Board of Directors may do so by mail, addressed to Kaman Corporation, c/o Corporate Secretary, 1332 Blue Hills Ave., Bloomfield, Connecticut 06002 or by e-mail through the Kaman Corporation website at www.kaman.com using the tab “Contact Information”, choosing the “Corporate Secretary’s Office” contact link.

Directors are strongly encouraged to attend the Annual Meeting of Shareholders.

The Board and the company have an orientation process for new Directors that includes background material, meetings with senior management and visits to company facilities.

Corporate Governance Committee

The Corporate Governance Committee is composed of the chairpersons of the standing committees and the Lead Director, if the Lead Director is not already a Committee chairperson. The current members of the Committee are:

Eileen S. Kraus, Chair and Lead Director

Brian E. Barents (Chair of the Personnel & Compensation Committee)

John A. DiBiaggio (Chair of the Finance Committee)

Walter H. Monteith, Jr., Chair of the Audit Committee, was a member of this Committee at the time of his death on February 14, 2006.

The Committee assists the Board in fulfilling the Board’s responsibilities, particularly with regard to: a) matters of corporate governance; b) board and committee organization, membership, compensation, function and performance; c) evaluation of the performance of the Chief Executive Officer; and d) succession planning for executive management.

Director Nominees

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. This assessment includes consideration of diversity, age, skills such as understanding of industries in which the company does business, international, financial or systems background, etc.—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board is responsible for selecting its own members and in recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee which consults with the Chairman and Chief Executive Officer and an independent consultant, after which it provides recommendations to the Board.

Mr. Alvine and Ms. Garrison were recommended to the Board as a result of this process. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis.

Article II, Section 14 of the company’s Bylaws provide that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the rights, if any, of the holders of shares of preferred stock of the company to nominate and elect a specified number of directors in certain circumstances. There are currently no shares of preferred stock issued and outstanding. Section 14 provides, in relevant part:

“Nominations of persons for election to the Board of Directors may be made at any annual meeting of the shareholders, or at any special meeting of the shareholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the company(i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 14 and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and (ii) who complies with the advance notice procedures set forth in this Section 14. In addition to any other applicable requirements, for a nomination to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the company.

To be timely, a shareholder’s written notice to the Secretary of the company must be delivered to or mailed and received at the principal executive offices of the corporation, in the case of: (x) an annual meeting, not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of the shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the company made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission), whichever first occurs; and (y) a special meeting of the shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the company made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission).

To be in proper written form, a shareholder’s notice to the Secretary of the company must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the company which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder proposing such nomination, (ii) the class or series and number of shares of capital stock of the company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The company may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as a director of the corporation.

No person shall be eligible for election as a director of the company unless nominated in accordance with the procedures set forth in this Section 14.”

Audit Committee

The current members of the Audit Committee are:

E. Reeves Callaway III

Eileen S. Kraus

Richard J. Swift

The company’s Board of Directors has determined that Richard J. Swift is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K and that each member of the Audit Committee is “independent” as that term is used in NASDAQ rules.

The Committee’s responsibilities include overall oversight of the company’s financial accounting, reporting and underlying system of internal controls. The Committee has sole authority to select, evaluate and, where appropriate, replace the company’s independent registered public accounting firm. The Committee is also responsible for approving all auditing and permitted non-audit services and the fees associated therewith. The Committee has also overseen the establishment of procedures for receipt, retention, and handling of complaints received by the company relative to its Code of Business Conduct, including matters related to accounting, internal control, or auditing; the procedures current in place provide for the anonymous submission of such matters to the company. Other responsibilities of the Committee include monitoring the performance of the company’s Assistant Vice President—Internal Audit, reviewing the Committee’s charter on an annual basis, reviewing quarterly financial results with management, KPMG, and the company’s Assistant Vice President—Internal Audit; and the conduct of meetings in executive session with each of KPMG and the Assistant Vice President—Internal Audit.

Personnel & Compensation Committee

The current members of the Personnel & Compensation Committee are:

Brian E. Barents, Chair

E. Reeves Callaway III

Edwin A. Huston

Wanda L. Rogers

Richard J. Swift

Under the terms of its charter, the Personnel & Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for the company and its subsidiaries in the context of administering the company’s compensation plans. This responsibility includes:

•	evaluating the performance of the Chief Executive Officer (“CEO”) (in conjunction with the Corporate Governance Committee) and other officers in light of approved performance goals and objectives;

•	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers with approval of the Board sitting in executive session; and

•	making recommendations to the Board with respect to new cash-based incentive compensation plans and equity-based compensation plans.

In addition, the Committee:

•	administers the company’s equity-based compensation plans;

•	determines and certifies the shares awarded under corporate performance-based plans;

•	grants options and long-term incentive program (“LTIP”) awards under the company’s equity-based compensation plans;

•	monitors compliance by officers with our program of required stock ownership; and

•	publishes an annual Personnel & Compensation Committee Report on executive officer compensation for the shareholders.

The Personnel & Compensation Committee may, in its sole discretion, employ a compensation consultant that reports directly to the Personnel & Compensation Committee, and has done so, to assist in the evaluation of the compensation of the CEO and other elected officers. The Personnel & Compensation Committee also has the authority to consult with other outside advisors, and has done so, to assist it in its duties to the company. The Board has determined that each of the members of the Personnel & Compensation Committee is independent as defined by NASDAQ rules.

Compensation Committee Interlocks and Insider Participation

None of these individuals was an officer or employee of the company or any of its subsidiaries during 2005. During 2005, no executive officer of the company served as a director of or as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of, or on the Board’s Personnel & Compensation Committee.

Finance Committee

The current members of the Finance Committee are:

John A. DiBiaggio, Chair

Edwin A. Huston

Wanda L. Rogers

The Committee assists the Board in fulfilling the Board’s responsibilities regarding matters of a material financial nature, including review of the annual business plan, performance of the company’s qualified defined benefit and defined contribution plans, the financial aspects of material acquisitions or divestitures, and material financings.

COMPENSATION OF DIRECTORS

Directors

The Corporate Governance Committee is responsible for conducting a review of the Board’s compensation structure on a biennial basis. That review was conducted during 2005 with the assistance of an outside consultant. Based upon that review, the Committee recommended, and the Board approved a new compensation structure, effective January 1, 2006. The table below compares the new compensation structure to that in effect since January 1, 2004.

Kaman Corporation Board of Directors

Annual Compensation Comparison

	Effective Jan. 1, 2004		Effective Jan. 1, 2006
Cash
Retainer Fees:
Board	$35,000		$45,000

Lead Director	5,000		7,500

Committee Chairmen:
Audit Committee	7,500		10,000
Corporate Governance Committee	3,000		5,000
Personnel & Compensation Committee	5,000		5,000
Finance Committee	3,000		5,000

Board per Meeting Fee	1,500		1,500
Committee per Meeting Fee	1,200		1,200
Committee Chairman per Meeting Fee	1,600		1,800
Vice Chairman (non-employee, Per meeting when serving as Chair)	3,000		3,000

Stock
Restricted Stock Award made at the April Board Meeting pursuant to the company’s 2003 Stock Incentive Plan	1,000 shares	*	2,000 shares	*

* All restrictions immediately lapse.

The total estimated annual compensation for a Director sitting on two committees (non-chair, 5 meetings per Committee per year) and assuming a stock price of $20 per share was $76,000 under the previous compensation structure and is $106,000 under the new structure.

Directors may defer all, or a portion of, their cash compensation. Interest accrues on such deferrals at the same rate that applies to our Deferred Compensation Plan.

Eileen S. Kraus, Chair of the Special Committee of the Board that was responsible for negotiating the recapitalization transaction and recommending it to the Board, received a lump sum payment in the amount of $105,000 during 2005 in recognition of her role in the transaction over a three-year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT RELATED STOCKHOLDER MATTERS

Stock Ownership Of Directors And Executive Officers

The following is information concerning beneficial ownership of the company’s stock by each Director and Director nominee of the company, each executive officer of the company named in the Summary Compensation Table, and all Directors and executive officers of the company as a group. Ownership is direct unless otherwise noted.

Name	Number of Shares Beneficially Owned as of January 15, 2006		Percentage
Robert Alvine	1,000		*
Brian E. Barents	5,500		*
T. Jack Cahill	81,421	(1)	*
E. Reeves Callaway III	5,500		*
Candace A. Clark	85,635	(2)	*
John A. DiBiaggio	5,500		*
Robert M. Garneau	162,067	(3)	*
Karen M. Garrison	—
Edwin A. Huston	3,500		*
Paul R. Kuhn	204,410	(4)	*
Eileen S. Kraus	6,899		*
Wanda L. Rogers	5,500		*
Robert H. Saunders, Jr.	47,280	(5)	*
Richard J. Swift	3,500		*
All Directors and Executive Officers as a group	773,841	(6)	3.2%

*	Less than one percent.
(1)	Includes 7,400 shares subject to stock options exercisable or which will become exercisable within 60 days. Includes 1,225 shares held jointly with spouse.
(2)	Includes 48,800 shares subject to stock options exercisable or which will become exercisable within 60 days.
(3)	Includes 10,900 shares subject to stock options exercisable or which will become exercisable within 60 days.
(4)	Includes 9,200 shares subject to stock options exercisable or which will become exercisable within 60 days. Includes 21,719 shares held jointly with spouse.
(5)	Includes 2,800 shares subject to stock options exercisable or which will become exercisable within 60 days.
(6)	Includes 176,458 shares subject to stock options exercisable or which will become exercisable within 60 days.

Stock Ownership Guidelines for Directors and Executive Officers

Effective February 21, 2006, the Board approved stock ownership guidelines both for non-employee Directors and for corporate management, effective immediately. The Board believes that the Directors and senior management should have a significant equity position in the company and that these guidelines will serve to further the Board’s interest in encouraging a longer-term focus in managing the company.

The stock ownership guidelines that were adopted by the Board of Directors for non-employee Directors require each non-employee Director to have an ownership multiple of 3 times its annual cash retainer, which for the period 2006 and 2007 is $45,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to restricted stock grants (with such shares being netted for the income tax effect thereof) for a period of 3 years or until the guidelines are met, whichever is earlier. In determining whether the guidelines have been achieved at any particular point, the price of the Common Stock will be the higher of (i) the then current market value determined by the closing price of the Common Stock on the date of the determination; or (ii) the closing price on February 21, 2006, which was $21.13.

The stock ownership guidelines that were adopted by the Board of Directors for corporate management require the following Common Stock ownership multiples: CEO, 3 times base salary; participants in the long-term incentive award program under the company’s 2003 Stock Incentive Plan or its predecessor plan (currently 8 individuals), 2 times their base salary; and all other elected officers of the company, 1 times their base salary. A total of sixteen individuals are currently subject to the guidelines. These individuals are required to take and retain one-third of any earned long-term incentive award in the form of stock and to retain any shares realized from the exercise of stock options or the vesting of restricted stock under the 2003 Stock Incentive Plan or its predecessor plan until such time as the required ownership guidelines are met. Stock options, including vested options, as well as restricted stock which remains subject to restrictions, are not included in determining whether an individual has achieved the ownership levels required by the guidelines. In determining whether the guidelines have been achieved at any particular point, the price of the Common Stock will be the higher of (i) the then current market value determined by the closing price of the Common Stock on the date of the determination; or (ii) the closing price on February 21, 2006, which was $21.13.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2005 concerning Common Stock issuable under the company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan*	910,243	$13.13	1,815,809
Employees Stock Purchase Plan	—	—	540,333
Equity compensation plans not approved by security holders	—	—	—

Total	910,243	$13.13	2,356,142

*	Includes securities to be issued upon exercise of outstanding options granted under a predecessor plan.

BENEFICIAL OWNERS OF MORE THAN 5% OF COMMON STOCK

Following is information about persons known to the company to be beneficial owners of more than five percent (5%) of the Company’s voting securities. Except as otherwise indicated, all information is given as of January 15, 2006.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
Gabelli Funds, LLC(1) One Corporate Center Rye, NY 10580	3,017,444	12.62

Charles H. Kaman(2) c/o Murtha Cullina LLP CityPlace I 185 Asylum Street Hartford, CT 06105	2,323,691	9.72

Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,955,825	8.18

Marsh & McLellan Companies, Inc.(4) 1166 Avenue of the Americas New York, NY 10036	1,898,384	7.94

(1)	As reported on Amendment No. 10 to Schedule 13D filed with the Securities and Exchange Commission on December 22, 2005 and includes shares held by GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisors, Inc., GGCP, Inc., and Gabelli Securities, Inc.
(2)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on December 12, 2005 and includes shares held by other members of the Kaman family, including Roberta C. Kaman, Mr. Kaman’s wife, C. William Kaman II, Mr. Kaman’s son and a former director and Vice Chairman of the Board, Steven W. Kaman, Mr. Kaman’s son, and Cathleen H. Kaman-Wood, Mr. Kaman’s daughter as well as Newgate Associates Limited Partnership and Oldgate Limited Partnership, entities which the company believes to be controlled by the Kaman family. Please see the section entitled Certain Relationships and Related Transactions at page 28.
(3)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006.
(4)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 and includes shares held by Putnam, LLC (d/b/a Putnam Investments), Putnam Investment Management, LLC, and The Putnam Advisory Company, LLC. Please see the section entitled Certain Relationships and Related Transactions at page 29.

PERSONNEL & COMPENSATION COMMITTEE REPORT

The Personnel & Compensation Committee (the “Committee”), composed entirely of independent directors, administers the company’s executive compensation program. The Committee’s role is to oversee the company’s executive compensation plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and annually review and approve compensation decisions relating to elected officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its decisions regarding compensation for the Chief Executive at an executive session of the Board for its consideration and approval.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. For a more complete description of the Committee’s responsibilities, please refer to the Committee’s charter, which is attached to this proxy statement as Exhibit 1 and may also be accessed at the company’s website. The Board determines the Committee’s membership. The Committee meets at scheduled times during the year, meets telephonically as needed, and very infrequently considers and takes actions by unanimous written consent. The Committee is supported in its work by the Company’s human resource, legal and financial management personnel. During each of the last three years, the Committee has directly engaged an outside compensation consultant to assist the Committee in fulfilling its responsibilities. This consultant may also conduct studies and make recommendations to corporate management.

The Committee recognizes the importance of maintaining sound principles for administering executive compensation plans and has taken steps to enhance its ability to effectively carry out its responsibilities. The Committee has regularly held executive sessions (without Company management present) at Committee meetings and used detailed compensation tally sheets to evaluate executive pay on severance and change in control events. The Committee has also established limitations on executive pension benefits for the Chief Executive Officer, eliminated long-term compensation from supplemental pension benefits for all elected officers, restructured the Chief Executive Officer’s employment and change in control agreements and implemented stock ownership guidelines.

Compensation Policy and Overall Objectives

The Committee’s philosophy is to provide a compensation package that enables the Company to attract and retain talented executives, reward outstanding performance, and link the interests of the Company’s executives to the interests of shareholders. The Committee also believes that each element of the executive compensation program should target compensation levels that reflect current market practices. Offering competitive pay opportunities allows the Company to maintain a stable and successful management team.

The Committee’s review of the Company’s executive compensation programs with its outside compensation consultant includes an analysis of all elements of compensation in total rather than any one element in isolation. The Committee compares these compensation components to other similar manufacturing companies using nationally recognized compensation surveys of executive pay levels and practices. The Company also considers the compensation levels and practices of a sample of other Russell 2000 companies. This competitive market data is provided by the Committee’s outside compensation consultant. Using the results of this review, the Committee has made determinations with respect to 2005 executive compensation levels that it believes are appropriate and reasonable.

It is the view of the Committee that the total compensation program for executive officers should consist of the following:

•	Salaries,

•	Annual Cash Bonuses,

•	Long-Term Incentives, and

•	Certain Other Benefits.

Each of these is addressed separately below. It is the company’s compensation strategy to provide total compensation opportunities at the median of the company’s competitive market for executive talent. The Committee has determined that the most effective way to do this is to provide base salary and annual bonus levels that are at approximately the 75th percentile and a long-term compensation opportunity that is below the 50th percentile so that the total compensation package when added together will be at approximately the 50th percentile of the competitive market.

Salaries

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other senior members of management, with its determination regarding the Chief Executive Officer being subject to the Board’s approval. Base salaries for executives take into account each executive’s level of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Increases to base salary are driven primarily by performance and evaluated on sustained levels of contributions to the company.

The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, including the recommendations of the Chief Executive Officer for his direct reports, and makes base salary decisions that reflect the totality of these factors. Overall, executive base salaries for 2005 were increased at rates comparable to the increases provided at other similarly situated companies and are at or near market levels.

Annual Cash Bonuses

The company’s annual cash bonus plan promotes the company’s pay for performance philosophy by providing executive officers and other key employees with direct financial incentives in the form of annual bonuses to achieve certain performance goals. Annual cash bonuses are only paid after the annual performance results have been reviewed by the Committee.

Target bonus awards are established for each Named Executive Officer at levels that take into account both the practices of other similar companies and the company’s strategy of providing annual cash compensation slightly above competitive market rates. Adding these target bonuses to the executive’s base salary range results in target annual cash compensation levels at approximately the 75th percentile of the market. Actual cash bonus payments can rise above or fall below the target levels depending upon financial performance relative to performance objectives.

Actual bonuses have previously been determined based on the company’s relative financial performance against the performance of the Russell 2000 index companies and the executive’s individual performance. Financial performance was measured equally based on return on investment and growth in earnings per share.

The company’s actual performance for the year is compared to that of the average of the companies comprising the Russell 2000 for the immediate prior five-year period. If the company’s performance is at the median of the Russell 2000, the target bonuses will be earned. Financial performance in the 1st quartile results in no bonus payment; performance at the median results in a bonus at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum bonus payment at 200% of the target. Interpolation is used to determine payments for financial performance between these quartiles.

The bonus formula was changed in 2004 to add a third performance factor, actual performance versus planned performance, reflecting the Committee’s desired emphasis on forecasting and achieving a certain level of performance. The weighting of the three performance factors was also changed. For 2004, performance against budget was weighted at 70% and return on investment and growth in earnings per share were weighted at 15% each. For 2005, performance against budget was weighted 50% and return on investment and growth in earnings per share were weighted at 25% each. In 2006 and thereafter, each of the three performance factors will be weighted equally. In order to assure that this change did not result in an unwarranted result, the maximum bonus factor was capped for 2004 and 2005 at 100% and 125%, respectively. If actual performance exceeded these caps in either year, the original bonus formula would be used and the result under that formula would determine the actual bonus earned. This was the case in 2005.

Actual bonuses for division or subsidiary participants are determined based on predetermined financial goals and individual performance. These financial goals are: budgeted return on investment versus target return on investment, actual return on investment versus budgeted return on investment, actual return on investment versus target return on investment, growth in earnings and, to a limited extent, other factors established by the Chief Executive Officer. Target return on investment is the average actual return on investment for the immediate prior three-year period for each division or subsidiary unit, subject to certain limits.

Long-Term Incentives

Long-term incentives are provided pursuant to the company’s Stock Incentive Plan, which was approved by stockholders in 2004. This plan allows the Committee to grant stock options, stock appreciation rights, restricted stock and long-term performance awards. In recent years, in all but a single instance, the Named Executive Officers have only received long-term performance awards. See “Long-Term Incentive Program Awards” on page 21. The Committee annually establishes a target award for each participating executive with a three-year performance period under this program for each participant that is below competitive levels for similar positions. Eight executives were approved for participation in the performance period that began January 1, 2005.

A target award will only be earned if the company meets predetermined financial goals at the end of each three-year performance cycle. Financial performance is measured based on three-year average return on total capital (40%), average annual growth in earnings per share (40%), and total three-year return to shareholders (20%). The company’s actual performance for each performance goal is compared to that of the average of the companies comprising the Russell 2000 index for the same three year period. Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum bonus payment at 200% of the target. Interpolation is used to determine payments for financial performance between these quartiles.

Earned awards are generally paid in cash. However, at the discretion of the Committee, up to one-third of an earned award may be paid in company stock. Executives may request that a greater percentage of the earned award be paid in stock. However, at least one-third of the net after-tax gain of an earned award must be paid in stock to the extent the executive has not then satisfied the company’s stock ownership guidelines.

Other Benefits

Tax-Qualified Retirement Plans

The company offers retirement benefits to eligible employees through both a tax-qualified 401(k) plan and a pension plan. The 401(k) and pension benefits for the company’s executive officers under the tax-qualified plans are the same as those available for other eligible employees. The 401(k) plan is a defined contribution plan designed to accumulate additional retirement funds for participating employees, including executive officers, via individual and company contributions. The pension plan is a defined benefit retirement plan designed to produce a specified benefit, as a percentage of final average compensation, after a specified period of employment.

SERP

The company has a non-qualified supplemental employees retirement plan (“SERP”) for certain highly-compensated employees. The SERP replaces the benefits that the company is unable to provide as a result of various tax limitations that restrict contributions made for highly-compensated participants under the tax-qualified plans. The amounts restricted from being contributed to the tax-qualified plans due to these tax law limits are accrued for in the SERP. As amended by the company, only salary and annual bonus will be recognized as eligible compensation under the SERP for periods after December 31, 2005. See “Pension and Other Defined Benefit Disclosure” on page 22.

Deferred Compensation Plan

An additional savings opportunity has been provided to certain employees, including executive officers, through a separate non-qualified deferred compensation plan (“DCP”). The DCP affords participants the opportunity to defer up to 50% of base salary and 100% of annual bonus for the year. The deferred amount grows at a crediting rate based on 120% of the applicable federal long term rate published by the Internal Revenue Service until a predetermined distribution date, which must commence on the first day of the third month following retirement, the January 2 following the retirement date, or at least three years following the year in which the deferral is made. The DCP provides for alternative payment rules in the event of termination of employment prior to retirement or in the event of death or disability.

Perquisites

The company provided certain perquisites to certain members of senior management in 2005 as follows: (1) lease of a company automobile, (2) eligibility for one country club membership, with the executive responsible for any personal use, and (3) a taxable allowance of up to $10,000 for financial counseling services, which may include tax preparation and estate planning services. The Summary Compensation Table provides information regarding the incremental cost of perquisites for the Named Executive Officers in 2005. The company maintains one corporate aircraft which is used only for purposes of company business.

Company Performance and CEO Compensation

The Committee meets in executive session to evaluate the performance of Paul Kuhn, the company’s Chairman, President and Chief Executive Officer. In setting the compensation level for Mr. Kuhn, the Committee considers individual and company performance as well as comparative information from other similar companies. Input from the Corporate Governance Committee, which is responsible for an annual performance evaluation of Mr. Kuhn is also reviewed.

As reflected in the Summary Compensation Table, Mr. Kuhn’s base salary remained the same in 2005 as in 2004—$850,000. Mr. Kuhn’s 2005 annual bonus was equal to 148% of his target bonus. Mr. Kuhn’s target bonus is 80% of base salary As a result, Mr. Kuhn received a $1.006 million payment under the annual bonus plan. This bonus payment reflects the company’s excellent performance in 2005—growth in earnings per share increased over 200% (versus Russell 2000 median growth of 5.5% for the comparison period provided in the cash bonus plan) and return on investment was 4.9% (versus Russell 2000 median return of 4.1% for the comparison period provided in the cash bonus plan).

The company ceased granting stock options, stock appreciation rights and restricted stock to Mr. Kuhn after 2003 when it implemented the long-term incentive program. As a transition to the new long-term incentive program, Mr. Kuhn was granted both an initial and a transition award in 2003 for the two-year period beginning January 1, 2003 and ending December 31, 2004. In 2005, Mr. Kuhn received a total payment of $790,240 under this program based on the company’s performance against its peer companies for the period January 1, 2003—December 31, 2004. This represented payment of $395,120 for each of the initial and transitional performance cycles. The payment was approximately 45% of Mr. Kuhn’s target award for each of the two performance cycles. This 45% level reflected that the company exceeded the threshold performance provided for in the long-term plan, but fell short of the target performance level.

Effective January 1, 2005, Mr. Kuhn was nominated to participate in the long-term performance program for the performance period beginning January 1, 2005 and ending December 31, 2007. His target award under this plan is 110% of base salary. This grant level was established by comparison to long-term compensation grants made to chief executive officers at similar companies and, in accordance with the company’s compensation strategy, is below competitive market levels for these chief executive officers. The Committee believes that this grant provides a strong link to the interests of shareholders.

Restructuring Employment and Change in Control Agreements

Effective February 21, 2006, the Company agreed upon a new two-year employment agreement with Mr. Kuhn. See “Employment Contracts and Termination, Severance and Change in Control Arrangements” on page 24. This new agreement replaces and supercedes the previous employment agreement and change in control agreement originally extended to Mr. Kuhn in the fall of 1999 (and as later amended in certain respects). These prior agreements and related provisions included broad employment protections for Mr. Kuhn as an inducement for him to join the company during a time of transition for the company and its founder, Charles Kaman, including two years of salary and annual bonus as severance benefits upon resignation without good reason and multiple year of service crediting provisions under the SERP for one year of employment with the company.

The new employment terms reduce the company’s post-employment obligations to Mr. Kuhn in a manner that balances the commitments made to him when he joined the company in 1999 with prevailing market practices and his anticipated retirement date. Mr. Kuhn’s new employment agreement limits all severance to a period from employment termination to not later than February 21, 2008, and provides for a flexible transition process with a successor. The Committee will evaluate new employment terms for other executive officers that reflect what it believes to be sound market practices consistent with Mr. Kuhn’s new employment agreement. In connection with entering into the new employment agreement, the company and Mr. Kuhn also agreed to limit his future benefits under the SERP. See “Pension and Other Defined Benefit Disclosure” on page 22.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily limit executive compensation to types of awards that are deductible under Section 162(m) of the Code.

In implementing its overall strategy, the Committee has determined to qualify the company’s Stock Incentive Plan, which incorporates the long-term performance award feature, under Section 162(m) but has chosen not to pursue such qualification for the Cash Bonus Plan at this time. The Committee will monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the company and its shareholders.

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the company. On February 21, 2006, the Committee adopted stock ownership guidelines for senior management in order to promote equity ownership and further align the interests of management with stockholders. Under these guidelines, certain executives are expected to retain one-third of the net after-tax gain or the net after-tax shares realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain a significant ownership position, expressed as a multiple of salary as follows:

President and Chief Executive Officer	3 times salary
Participants in the Long-Term Incentive Award
Program under the 2003 Stock Incentive Plan (8 individuals)	2 times salary
All Other Elected Officers (7 individuals)	1 times salary

The Committee will periodically review stock ownership levels of those persons subject to these guidelines. Stock options, including vested options, as well as restricted stock that remains subject to a vesting restriction, are not included in determining whether an executive has achieved the ownership levels set forth above.

Personnel & Compensation Committee

Brian E. Barents, Chair

E. Reeves Callaway III

Edwin A. Huston

Wanda Lee Rogers

Richard J. Swift

EXECUTIVE COMPENSATION

The following tables provide certain information relating to the compensation of the company’s Chief Executive Officer and its four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation
( a )	( b )	( c )	( d )		( e )	( f )	( g )	( h )	( i )
					Other Annual Comp.(1) ($)	Awards
Name and Principal Position	Year	Salary* ($)	Bonus** ($)			Restricted Stock Awards(2) ($)	Options/SARs (# Shares)	LTIP Payouts(3) ($)	All Other Compensation(4) ($)
PAUL R. KUHN	2005	850,000	1,006,000		56,359	0	0/0	790,240	22,120
Chairman, President and Chief Executive Officer	2004	850,000	0		—	0	0/0	—	18,065
	2003	800,000	384,000		—	138,600	0/90,000	—	14,227

ROBERT M. GARNEAU	2005	525,000	466,000		40,879	0	30,000/0	337,648	19,004
Executive Vice President and Chief Financial Officer	2004	500,000	0		—	0	0/0	—	15,124
	2003	470,000	169,000		—	77,715	0/51,000	—	13,516

T. JACK CAHILL	2005	325,000	325,000		9,734	0	0/0	172,192	16,909
President, Kaman Industrial Technologies Corporation	2004	310,000	310,000		—	0	0/0	—	17,047
	2003	295,000	74,000		—	44,550	0/29,200	—	16,431

CANDACE A. CLARK	2005	300,000	272,000	(5)	25,969	0	0/0	159,350	11,479
Senior Vice President and Chief Legal Officer	2004	287,000	82,000		—	0	0/0	—	8,191
	2003	273,000	53,000		—	42,075	0/27,600	—	7,453

ROBERT H. SAUNDERS, JR.	2005	282,000	223,000		36,518	0	0/0	148,844	24,813
President, Kaman Music Corporation	2004	270,000	270,000		—	0	0/0	—	22,196
	2003	255,000	198,000		—	58,410	0/38,300	—	18,083

*	Includes amounts to be contributed on a pretax basis to the company’s Thrift and Retirement Plan and Deferred Compensation Plan.
**	The amounts shown in this column constitute the annual cash bonus paid to each Named Executive Officer in 2006 based on the evaluation of his/her performance for 2005 and include amounts to be contributed on a pretax basis to our Thrift Plan and Deferred Compensation Plan. These awards are discussed in further detail in the Personnel & Compensation Committee Report.

[1]	The company’s perquisites program for executive officers provides 1) a leased company vehicle, reimbursement for maintenance costs, and the ability to purchase the vehicle; 2) tax/estate planning reimbursement up to $10,000 per individual per calendar year; and 3) for certain executive officers, reimbursement of fees for one country club membership. $50,934 of the total for Mr. Kuhn relates to vehicle usage and purchase in 2005. With respect to each Named Executive Officer, other than as indicated, there were no perquisites or other personal benefits, securities or property paid in the years shown that, in the aggregate, exceed the lesser of $50,000 or 10% of the total of such individual’s annual salary and bonus.
[2]

As of December 31, 2005, aggregate restricted stock holdings and their year end value were: P.R. Kuhn, 16,400 shares valued at $322,916; R.M. Garneau, 9,510 shares valued at $187,251; T.J. Cahill, 5,500 shares valued at $108,295; C.A. Clark, 6,650 shares valued at $130,938; and R.H. Saunders, Jr., 5,940 shares valued at $116,958. Awards reported in this column are as follows: P.R. Kuhn, 0 shares in 2005, 0 shares in 2004, and 14,000 shares in 2003; R.M. Garneau, 0 shares in 2005, 0 shares in 2004, and 7,850 shares in 2003; T.J. Cahill, 0 shares in 2005, 0 shares in 2004, and 4,500 shares in 2003; C.A. Clark, 0 shares in 2005, 0 shares in 2004, and 4,250 shares in 2003; and R.H. Saunders, Jr., 0 shares in 2005, 0 shares in 2004, and 5,900 shares in 2003. Dividends are paid on the restricted stock. Restrictions lapse at the rate of 20% per year for all awards, beginning one year after the grant date, provided that the recipient remains an employee of the company or a subsidiary.
[3]	The amounts shown in this column represent the total amount payable under an LTIP award under the company’s 2003 Stock Incentive Plan or its predecessor plan covering the performance period from January 1, 2003 – December 31, 2004. This LTIP award was granted at January 1, 2003 and was previously reflected in the separate LTIP awards table included in our 10-K for 2003. Mr. Kuhn’s LTIP benefits are discussed in further detail in the Personnel & Compensation Committee Report.
[4]	The amounts reported in this column represent participation in a senior executive life insurance program (“Executive Life”), matching contributions under our Thrift and Retirement Plan (“Matching Contributions”), supplemental employer contributions under our Deferred Compensation Plan (“Supplemental Employer Contributions”) and payments under the Medical Expense Reimbursement Program (“MERP”). Amounts reported in this column consist of: P.R. Kuhn, $15,445—Executive Life, $5,250—Matching Contributions, $1,425—MERP; R.M. Garneau, $11,942—Executive Life, $851—Officer 162 Insurance Program, $5,250—Matching Contributions, $961—MERP; R.H. Saunders, Jr., $13,301—Executive Life, $5,250—Matching Contributions, $2,474—MERP, $3,788— Supplemental Employer Contributions; T.J. Cahill, $6,659—Executive Life, $5,250—Matching Contributions, $5,000—MERP; C.A. Clark, $3,634—Executive Life, $5,250—Matching Contributions, $2,595—MERP. These officers are also eligible to participate in our health, hospitalization, and medical reimbursement program which is offered to other employees on a non-discriminatory basis. The company also has agreed to continue regular payment of premiums for the Senior Executive Life Insurance program for each of Messrs. Kuhn, Garneau, Cahill and Saunders for the remainder of their lives, provided that the individual retires under the Kaman Corporation Employees’ Pension Plan at or after age 62.
[5]	Includes a special bonus of $50,000 in recognition of Ms. Clark’s services during the recapitalization transaction.

Following is information regarding stock incentive awards and/or exercises of awards made during 2005 with respect to the company’s 2003 Stock Incentive Plan or its predecessor plan.

OPTION/SAR GRANTS IN 2005

Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term*
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Options/ SARs** Granted (#)	% of Total Options/SARs** Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5% ($)	10% ($)
Paul R. Kuhn	0 / 0	0.00% / 0.00%	$0	—	$0.00	$0.00
Robert M. Garneau	30,000 / 0	9.98% / 0.00%	$11.4950	2/22/2015	$216,874	$549,602
T. Jack Cahill	0 / 0	0.00% / 0.00%	$0	—	$0.00	$0.00
Candace A. Clark	0 / 0	0.00% / 0.00%	$0	—	$0.00	$0.00
Robert H. Saunders, Jr.	0 / 0	0.00% / 0.00%	$0	—	$0.00	$0.00

*	The information provided herein is required by Securities and Exchange Commission rules and is not intended to be a projection of future common stock prices.
**	Outstanding Stock Appreciation Rights (“SARs”) are payable in cash only, not in shares of Common Stock.

Options and SARs relate to the company’s Common Stock and generally vest at the rate of 20% per year, beginning one year after the grant date provided the recipient remains an employee of the company or a subsidiary.

STOCK OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

Name	Shares acquired on Exercise (#)	Value realized	Number of Shares underlying Unexercised options at FY-end (#) exercisable/unexercisable	Value of Unexercised in-the-money options* at FY-end ($) exercisable/unexercisable
(a)	(b)	(c)	(d)	(e)
P. R. Kuhn	152,600	$1,556,064	0 / 13,400	$ 0 / $ 60,484
R. M. Garneau	53,700	$361,180	0 / 37,300	$ 0 / $279,206
T. J. Cahill	46,200	$487,068	4,200 / 4,600	$ 21,798 / $ 20,612
C. A. Clark	None	—	43,500 / 8,500	$211,156 / $ 40,309
R. H. Saunders, Jr.	30,000	$229,775	0 / 4,000	$ 0 / $ 17,860

*	Difference between the 12/31/05 Fair Market Value and the exercise price.

SAR EXERCISES IN 2005 AND YEAR-END SAR VALUES

Name	SARs acquired on Exercise (#)	Value realized	Number of Unexercised SARs at FY-end (#) exercisable/unexercisable	Value of Unexercised in-the-money SARs* at FY-end ($) exercisable/unexercisable
(a)	(b)	(c)	(d)	(e)
P. R. Kuhn	349,200	$3,714,513	0 / 87,800	$0 / $680,520
R. M. Garneau	167,300	$1,232,185	0 / 50,200	$0 / $386,798
T. J. Cahill	125,980	$1,345,738	0 / 28,720	$0 / $222,399
C. A. Clark	11,040	$121,440	0 / 16,560	$0 / $162,122
R. H. Saunders, Jr.	51,320	$475,497	0 / 31,980	$0 / $266,247

*	Difference between the 12/31/05 Fair Market Value and the exercise price(s).

LONG-TERM INCENTIVE PROGRAM AWARDS

	Estimated future payouts under non-stock price-based plans(1)
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of shares, Units or Other Rights (#)	Performance or other period until maturation or payment	Threshold ($)	Target ($)	Maximum ($)
P. R. Kuhn	0	36 months	0	990,000	1,980,000
R. M. Garneau	0	36 months	0	440,000	880,000
T. J. Cahill	0	36 months	0	218,400	436,800
C. A. Clark	0	36 months	0	204,750	409,500
R. H. Saunders, Jr.	0	36 months	0	191,750	383,500

(1)	Award payments will generally be made in cash, however, up to one-third of the payment may be made in stock at the discretion of the Board’s Personnel and Compensation Committee. The participant may request the Committee to approve a greater percentage of the payout to be made in stock and to the extent that the participant does not meet the company’s stock ownership guidelines, one-third of the award payment shall be made in stock.

The LTIP was added to the company’s Stock Incentive Plan features effective with calendar year 2003. A new three-year performance period was approved at the November 9, 2005 meeting of the Personnel & Compensation Committee and each of the executive officers shown in the Summary Compensation Table was identified as a participant in that performance period. Each participant is assigned a target award expressed as a percent of base salary in effect at the start of the performance period. These target percentages of base salary will vary with organizational level. The LTIP awards are based on the company’s relative performance against the

Russell 2000 companies. The LTIP compares Kaman performance on average return on total capital (40%), growth in earnings per share (40%), and total return to shareholders (20%) over the performance period, which is generally three years. The LTIP will pay target awards if company performance is at the 50th percentile of the Russell 2000. If relative performance is below the 25th percentile of the Russell 2000, no award will be paid. Should the company’s relative performance be at the 75th percentile or higher, the maximum award of 200% of target will be paid. Interpolation is used to determine payments for financial performance between quartiles.

PENSION AND OTHER DEFINED BENEFIT DISCLOSURE

The Kaman Corporation Employees’ Pension Plan (the “pension plan”), as amended, is a tax-qualified plan that provides benefits for the full-time U.S. employees of all U.S. subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees become participants upon their completion of certain hours of service requirements and become vested in their pension benefits generally upon attaining five years of credited service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, however employees that work beyond age 65 may continue to accrue benefits. Employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five consecutive years of “Covered Compensation” out of the final ten years of employment less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. For certain business unit employees the formula is based on a percentage of earnings per year (generally up to 1.25%) during the course of their employment. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63 are permitted to retire with a full pension benefit.

The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent that these limits apply to certain executive officers, the Company provides an additional benefit under the SERP. In general, the SERP makes the participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. For the Named Executive Officers, SERP pension benefits are available in a single lump sum payment and in other annuity forms after making required actuarial adjustments. Lump sum payments are calculated using the same actuarial assumptions that are used under the pension plan for lump sum payments of $1,000 or less.

The following table shows estimated annual benefits payable at normal retirement age to participants in the pension plan, including the SERP, at various remuneration and years of service levels.

	PENSION PLAN TABLE Years of Credited Service
Remuneration*	15	20	25	30	35
125,000	32,878	42,717	52,917	63,756	63,756
150,000	39,378	52,767	65,367	78,756	78,756
175,000	46,878	62,817	77,817	93,756	93,756
200,000	54,378	72,867	90,267	108,756	108,756
225,000	61,878	82,917	102,717	123,756	123,756
250,000	69,378	92,967	115,167	138,756	138,756
300,000	84,378	113,067	140,067	168,756	168,756
350,000	99,378	133,167	164,967	198,756	198,756
400,000	114,378	153,267	189,867	228,756	228,756
450,000	129,378	173,367	214,767	258,756	258,756
500,000	144,378	193,467	239,667	288,756	288,756
750,000	219,378	293,967	364,167	438,756	438,756
1,000,000	294,378	394,467	488,667	588,756	588,756
1,250,000	369,378	494,967	613,167	738,756	738,756
1,500,000	444,378	595,467	737,667	888,756	889,756
1,750,000	519,378	695,967	862,167	1,038,756	1,038,756
2,000,000	594,378	796,467	986,667	1,188,756	1,188,756

*	Remuneration: Average of the highest five consecutive years of “Covered Compensation” out of the final ten years of service.

For 2005 and prior years, “Covered Compensation” for purposes of calculating total pension benefits for Named Executive Officers has included salary (including 401(k) and Section 125/129 Plan contributions and deferrals under the company’s non-qualified Deferred Compensation Plan), bonus paid and taxable income attributable to restricted stock awards, stock appreciation rights, the cash out of stock options and severance payments. Salary and bonus amounts for the Named Executive Officers for 2005 are as shown on the Summary Compensation Table.

The Board amended the SERP effective January 1, 2006 to provide that only base salary and annual cash bonus paid will be included in “Covered Compensation” for periods after 2005. This means that any severance pay or taxable income resulting from restricted stock awards, stock appreciation rights exercises, or the cash out of stock options are now excluded from “Covered Compensation” for pension benefit calculation purposes. At the same time, the Board also amended the SERP to limit the amount of benefits that Mr. Kuhn could receive from the SERP. If Mr. Kuhn terminates employment prior to December 31, 2006, the maximum lump sum that can be paid from the SERP to him is $8,912 million. If Mr. Kuhn terminates employment on or after December 31, 2006 but prior to December 31, 2007, the maximum lump sum that can be paid is $10.5 million. In no event may more than $12 million be paid as a lump sum to Mr. Kuhn from the SERP. Similar maximum limitations exist for other forms of annuity benefit.

“Covered Compensation” for the Named Executive Officers for 2005 is as follows: Mr. Kuhn, $5,497,321; Mr. Garneau, $2,175,785; Mr. Cahill, $2,199,235; Ms. Clark, $690,096; Mr. Saunders, $1,222,561. These figures reflect the salary reported in the Summary Compensation Table, bonus paid in 2005, and other items noted above that are included in “Covered Compensation,” including specifically income attributable to stock appreciation rights exercises in 2005.

The Named Executive Officers had the following years of credited service as of December 31, 2005: Mr. Kuhn—16.0 years; Mr. Garneau—24.5 years; Mr. Cahill—30.7 years; Ms. Clark—21.0 years; Mr. Saunders—10.0 years. Mr. Kuhn earned three years of credited service for his employment during 2005 as required under a SERP amendment executed in 1999. Mr. Kuhn will also earn three years of credited service for active employment in each of 2006 and 2007, assuming that he remains employed with the company at year end or has terminated employment in a manner that results in a severance benefit under his current employment agreement.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

On February 24, 2006, we executed an employment agreement with Mr. Kuhn that provides for his employment as President and Chief Executive Officer of the Company through February 21, 2008 (the “Employment Term”). The agreement replaced the prior employment agreement and change in control agreement entered into with Mr. Kuhn. We may appoint a successor President and Chief Executive Officer to Mr. Kuhn during the Employment Term, in which case Mr. Kuhn’s duties and responsibilities shall thereafter consist of assisting the company and his successor in the senior management transition and serving as our Chairman.

Under the agreement, Mr. Kuhn is entitled to an annual base salary of at least $900,000, and eligibility to receive an annual bonus for 2006 and 2007 to be determined by the Personnel & Compensation Committee, with a target bonus opportunity to be not less than 80% of base salary. The agreement provides for his participation in our employee benefit programs generally applicable to our senior executives. Under the agreement, we will also provide him with up to four weeks vacation, premium payments towards a $1.2 million life insurance policy owned by Mr. Kuhn and a company car. Mr. Kuhn’s compensation and benefits under the agreement will not be affected by the appointment of a successor President and Chief Executive Officer during the Employment Term.

Under the terms of the agreement, if Mr. Kuhn’s employment is terminated by us without “cause” (as defined) or if he resigns with “good reason” (as defined) during the Employment Term, he is entitled to receive:

•	a lump sum severance payment equal to a multiplier of his then current base salary plus the most recent annual bonus paid to him that reflects only the period between his employment termination date and February 21, 2008;

•	a pro-rata portion of his annual bonus for the performance year in which his termination occurs;

•	pro-rata payment of each outstanding long-term performance award based on 100% of the target value;

•	title to the Company automobile on an “as is” basis, with the automobile’s fair market value being taxable to him;

•	continued premium payments towards Mr. Kuhn’s $1.2 million life insurance policy for the remainder of his life;

•	continued participation at our expense in all medical, dental and vision plans which cover Mr. Kuhn and his eligible dependents for 18 months, subject to offset due to future employment; and

•	all accrued and vested benefits under the Company’s compensation and benefit plans, programs and arrangements (collectively, “Accrued Benefits”).

Mr. Kuhn will be entitled to such severance payment only if he signs a release reasonably acceptable to us. Under the agreement, Mr. Kuhn’s reduced role after we elect a successor President and Chief Executive Officer does not provide Mr. Kuhn good reason to terminate employment or otherwise result in a constructive employment termination that triggers severance benefits. The termination of Mr. Kuhn’s employment with the Board’s consent after the appointment of a successor as President and Chief Executive Officer will be treated as employment termination without cause. Expiration of the Employment Term on February 21, 2008 will not trigger any payment of severance benefits.

In addition, Mr. Kuhn shall receive credited service under the Kaman Corporation Supplemental Employees’ Retirement Plan as if he remained employed with the Company through December 31, 2007 if Mr. Kuhn’s employment is terminated by us without cause or if he resigns with good reason during the Employment Term. See “Pension and Other Defined Benefit Disclosure” on page 22.

Under the agreement, if Mr. Kuhn is discharged by us with cause or if he resigns without good reason, he will receive his unpaid base salary and earned bonus through the date of termination and the Accrued Benefits. If

Mr. Kuhn’s employment is terminated due to his death or disability, Mr. Kuhn or his estate, as applicable, will receive Mr. Kuhn’s unpaid base salary and earned bonus through the date of termination, the Accrued Benefits and a pro-rata portion of Mr. Kuhn’s annual bonus for the performance year in which his death or disability occurred. If Mr. Kuhn retires, he will receive (i) a pro-rata portion of his annual bonus for the year of retirement, (ii) pro-rata vesting of LTIP awards, (iii) continued payment of the premiums on his $1.2 million life insurance policy during the remainder of his life, (iv) title to the company automobile on an “as is” basis, with the automobile’s fair market value being taxable to Mr. Kuhn, and (v) the Accrued Benefits.

Under the agreement, Mr. Kuhn’s outstanding equity awards become fully vested upon (i) his “retirement” (as defined), (ii) the termination of his employment without cause, for disability, or due to death, (iii) his resignation for good reason, or (iv) “a change in control” (as defined in the Kaman Corporation 2003 Stock Incentive Plan).

A tax gross-up for excise taxes under Section 4999 of the Internal Revenue Code (and income taxes on the gross-up) that become payable by Mr. Kuhn will be paid only if payments (including vesting of outstanding equity compensation awards) contingent on a change in ownership or control of the Company exceed the maximum amount (as determined under applicable tax rules) that Mr. Kuhn could receive without having any such payments become subject to such tax by at least $100,000. In addition, we and Mr. Kuhn will amend the agreement as may be required to comply with final regulations issued by the Treasury Department under Section 409A of the Internal Revenue Code without materially impacting the economic cost (to us) or economic value (to Mr. Kuhn).

Following termination of employment for any reason, Mr. Kuhn will assist and cooperate with the Company regarding any matter or project in which he was involved during his employment. We will compensate Mr. Kuhn for any lost wages or expenses associated with such cooperation and assistance. In addition, Mr. Kuhn has agreed not to compete with us and not to solicit our employees during the 2-year period following termination of employment for any reason.

Employment and Change in Control Arrangements

Employment Agreements

In 2001, we entered into amended and restated employment agreements with each of Messrs. Garneau, Cahill, and Saunders, and Ms. Clark with amendments to these agreements in 2004. Under the terms of each agreement, if an executive’s employment is terminated by the executive for “good reason” (as defined) or by us for any reason other than (i) the executive reaching the mandatory retirement age under any of our policies then existing, (ii) the executive’s willful refusal to perform proper responsibilities of his position, or (iii) a violation of law, the executive is entitled to receive:

•	a lump sum severance payment equal to two times his then current base salary and most recent annual bonus paid to him;

•	a pro-rata portion of his annual bonus for the year in which his termination occurs, so long as the applicable performance targets are met;

•	lapsing of restrictions applicable to restricted stock awards and vesting of outstanding unvested stock appreciation rights and stock options, with the ability to cancel such fully vested stock appreciation rights and stock options for a cash payment if so elected on or before the date of termination;

•	pro-rata payment of each outstanding long-term performance award based on 100% of the target value;

•	title to the company automobile, with the automobile’s fair market value being taxable to the executive;

•	the payment of COBRA premiums for medical and dental plans for up to one year, subject to offset due to future employment; and

•	the payment of premiums towards a group universal life insurance policy for one year.

Severance benefits are not payable under the Employment Agreements if the Change in Control Agreement subsequently becomes applicable to an executive’s employment termination. In addition, each executive has agreed not to compete with us during the 2-year period following termination of employment for any reason. Each executive is also required to maintain the confidentiality of our information obtained during employment and not to use such information except for our benefit.

Change in Control Agreements

In 1999, we entered into change in control agreements with each of Messrs. Garneau, Cahill, and Saunders and Ms. Clark, with addenda to each agreement being executed in 2001 and 2003. These agreements are intended to provide for continuity of management in the event of a subsequent change in control. Under each agreement, if the executive is terminated by us for any reason within the thirty-six (36) month period following a change in control, other than for death, “disability” (as defined) or for “cause” (as defined), or if such executive terminates his employment for “good reason” (as defined), he is entitled to receive:

•	a lump sum severance payment equal to two times his then current base salary and most recent annual bonus paid to him;

•	continued participation in medical, dental, and accidental death and disability plan at active-employee rates for a period of twenty-four (24) months, subject to offset due to future employment;

•	lapsing of restrictions applicable to restricted stock awards, vesting of outstanding unvested stock appreciation rights and stock options and then cancellation of such fully vested stock appreciation rights and stock options for a cash payment;

•	all outstanding long-term performance awards are deemed fully vested and fully earned, and then cancelled in exchange for cash payment equal to 100% of the target value;

•	title to the Company automobile, with the automobile’s fair market value being taxable to the executive;

•	two years vesting credit under the SERP;

•	pre-pay all remaining premiums under a life insurance policy maintained by us on the executive’s life, and transfer of policy ownership to him;

•	outplacement benefits of up to $30,000;

•	his unpaid base salary and earned bonus through the date of termination;

•	a pro-rata portion of his annual bonus for the performance year in which the termination occurs; and

•	his normal post-termination compensation and benefits under our retirement, insurance and other compensation and benefit plans, programs and arrangements.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will “gross up” the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

Except as described above, in the Summary Compensation Table, or in connection with the company’s pension plan, SERP, 2003 Stock Incentive Plan and the non-qualified Deferred Compensation Plan, the company has no other employment contract, plan or arrangement with respect to any named executive officer which relates to employment termination for any reason, including resignation, retirement or otherwise, or a change in control of the company or a change in any such executive officer’s responsibilities following a change of control, which exceeds or could exceed $100,000.

PERFORMANCE GRAPH

Following is a comparison of the company’s total shareholder return for the period 2000 – 2005 compared to the S&P 600 Small Cap Index, the Russell 2000 Small Cap Index, and the NASDAQ Non-Financial Composite Index. The performance graph does not include a published industry index or peer group of similar companies because the company’s diversified nature is such that management does not believe that a meaningful index or peer group can be reasonably identified. Accordingly, as permitted by regulation, the graph includes the S&P 600 and Russell 2000 small cap indices, both of which consist of companies with generally similar market capitalizations, and the NASDAQ Non-Financial Index calculated by the exchange on which the company’s shares are traded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Related to the Recapitalization

On June 7, 2005, the company announced that it had entered into an agreement with certain members of the Kaman family that contemplated a recapitalization that would eliminate the company’s then existing dual class stock structure (Class B voting common and Class A nonvoting common) and replace it with one class of voting stock for all its shareholders. The parties to the agreement with the company were Charles H. Kaman, C. William Kaman II, Roberta C. Kaman, Steven W. Kaman, Cathleen H. Kaman-Wood, Newgate Associates Limited Partnership, and Oldgate Limited Partnership. At the time, these individuals and entities owned, in the aggregate, approximately 81% of the company’s Class B voting common stock.

Mr. Charles H. Kaman is the founder of the company and retired from the company in 2001 after becoming disabled. He holds the position of Chairman Emeritus of the Board but has attended no board meetings since 2001. Pursuant to an agreement between Mr. Kaman and the company which was approved by the Board in 1997, Mr. Kaman receives the amount of $850,000, which is equal to his base salary at the time of disability, on an annual basis. A portion of this amount is paid under the company’s SERP. In this transaction, Mr. Kaman acted through his attorney-in-fact, John C. Yavis, Jr., a retired partner of the law firm of Murtha Cullina LLP. Murtha Cullina is the company’s general outside counsel. Mr. C. William Kaman II, a son of Mr. Charles H. Kaman, retired as a director of the company in December 2005, having served on the Board since 1991. He is also a former executive officer of the company, having terminated his position as president of Kaman Music Corporation, a subsidiary of the company, in 1998. Roberta C. Kaman is Mr. Charles H. Kaman’s wife and Steven and Cathleen Kaman are his other son and daughter. The two limited partnerships mentioned above were entities established Mr. Charles H. Kaman several years ago.

The company completed the recapitalization on November 3, 2005. As part of the transaction, each share of Class A non-voting common stock became one share of voting common stock while each share of Class B voting common stock was reclassified into 3.58 shares of voting common stock, or alternatively, at the election of the holder of such shares, 1.84 shares of voting common stock and an amount in cash equal to $27.10. In addition to the Kaman family and related entities listed above, certain executive officers shown on the Summary Compensation Table also received payments in their capacity as Class B voting common stock shareholders. Specifically, the company paid $13.9 million to shareholders electing the part cash/part stock option, of which approximately $13.2 million was paid to the Kaman family and related entities listed above; $59,796 to Paul R. Kuhn; $443,594 to Robert M. Garneau; and $28,244 to Candace A. Clark. A total of 1,498,851 shares of common stock were issued in exchange for 667,814 shares of Class B voting common stock, of which 1,127,860 shares were issued to the Kaman family and related entities listed above; 7,932 shares to Mr. Kuhn; 58,885 shares to Mr. Garneau; 2,577 shares to Mr. Saunders, Jr.; and 1,917 shares to Ms. Clark.

Also as part of the recapitalization agreement, the company agreed to indemnify the Kaman family and Mr. Yavis for any and all out-of-pocket attorneys’ fees and related expenses arising out of or resulting from defense of any third party allegation, claim, action, suit, complaint, demand, litigation or legal or administrative proceeding alleging any wrongful action or inaction by any of them in his, her, or its capacity as a shareholder of the company in connection with authorization, execution, delivery and performance of the recapitalization agreement. On September 19, 2005, a legal proceeding was instituted by Mason Capital, Ltd. against the company and members of the Kaman family seeking, among other relief, to enjoin the recapitalization unless and until the transaction was approved by a supermajority vote. Mason Capital was at the time a Class B voting common shareholder and its affiliates were party to a share purchase agreement with members of the Kaman family, pursuant to which, under certain circumstances, the Kaman family could have caused an affiliate of Mason Capital to purchase the Kaman family’s shares of Class B voting common stock and also offer to purchase all remaining shares of Class B voting common stock. The company and the Kaman family defended the litigation and on October 31, 2005, a judgment was rendered in their favor. On November 3, 2005, all parties agreed to end the litigation with joint motions to the court requesting dismissal of the litigation. The court approved these motions on November 3, 2005 and the company closed the recapitalization on the same date. An invoice was subsequently submitted to the company for reimbursement by the Kaman family. The company responded with a request for more detail with respect thereto and has received no further communications on this subject. Therefore, as of the date of this proxy statement, the company has not reimbursed the Kaman family for any litigation expenses.

Also in connection with the recapitalization, the company entered into indemnification agreements with certain executive officers listed in the Summary Compensation Table and Directors who were then serving at the request of the company as voting trustees under a Voting Trust Agreement dated August 14, 2000 and/or attorneys in fact under a Durable Power of Attorney dated May 7, 1996 given by Charles H. Kaman in connection with his estate planning arrangements. These individuals were Paul R. Kuhn, Robert M. Garneau, T. Jack Cahill and Wanda L. Rogers as well as John S. Murtha, a former director of the company and founding partner of Murtha Cullina LLP. The indemnification agreements are intended to have the same basic scope as Connecticut statutory indemnification for actions taken as directors or officers and the company will indemnify such officers and directors for any and all expenses and damages, including attorneys’ fees, settlements and judgments, incurred in connection with a claim arising from any action taken or not taken in their capacity as a voting trustee or attorney in fact. As of the date of this proxy statement, no claims have been brought and no reimbursements made under these agreements.

Marsh

Marsh USA, Inc. has served as the company’s insurance broker for various lines of insurance coverage since 1992. Fees paid to Marsh for these services were $137,500 in 2005; and $450,000 in each of 2004 and 2003. The amount is less in 2005 because a line of coverage was removed from the scope of services for that year. In addition, the company had retained Putnam Investments as its defined contribution plan trustee and record keeper from 1996 to 2004. Beginning in 2000, Putnam waived most administration fees due to the size of the company’s defined contribution plan. Finally, Seabury & Smith, another affiliate of Marsh, has provided brokerage services for many years regarding the company’s business travel accident and aviation testing insurance. Total commissions earned by Seabury & Smith in 2004, the most current year available, were about $2,500.

AUDIT COMMITTEE REPORT

The directors named below constitute the current Audit Committee (the “Committee”) of the Board. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent, as defined by the NASDAQ Stock Market, Inc. and the Securities Exchange Commission and otherwise in accordance with the Committee’s charter and the company’s Governance Principles. Sadly, Walter H. Monteith, Jr., the Committee’s Chairman, died on February 14, 2006. The Board will appoint a new Chairman at the April 18, 2006 meeting.

During 2005, the Committee monitored the qualifications, performance, effectiveness and independence of KPMG LLP, the company’s independent registered public accounting firm. In that regard, the Committee has received from KPMG, and discussed with it, a written report relative to the matters required by Independence Standards Board, Standard No. 1 (Independent Discussions with Audit Committees, as amended).

The Committee reviewed and discussed with management and KPMG the company’s audited consolidated financial statements for the year ended December 31, 2005, the representations of management and KPMG’s opinion regarding such statements, and the company’s system of internal controls over financial reporting required by Section 404 of the Sarbanes Oxley Act. The Committee discussed with the company’s Assistant Vice President—Internal Audit and with KPMG the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the company’s financial reporting. The Committee also received from KPMG a written report relative to matters required by Statement on Auditing Standards No. 61 and discussed the report with KPMG and management. Based upon these reviews and discussions and in reliance upon them, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2005.

The Committee also approved KPMG as the independent registered public accounting firm for 2006, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2006 annual meeting of shareholders.

Audit Committee

E. Reeves Callaway III

Eileen S. Kraus

Richard J. Swift

RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY (Proposal No. 2)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the company for the calendar year ending December 31, 2006 and this choice has been ratified by the Board. Although not legally required to do so, the Board has historically chosen to ask the company’s shareholders to ratify the selection of the company’s independent registered public accounting firm.

A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so.

Principal Accounting Fees and Services

The following is a summary of the fees billed to the company by KPMG LLP for professional services rendered for the years ended December 31, 2005 and 2004:

Fee Category	2005 Fees	2004 Fees
	(In Thousands)
Audit Fees	$964.4	$1,136.9
Audit-Related Fees	141.7	41.0
Tax Fees	225.7	288.5
All Other Fees	—	201.7

Total Fees	$1,331.8	$1,668.1

Audit Fees relate to services rendered for the audit of the company’s consolidated financial statements as of and for the years ended December 31, 2005 and 2004 and audit of management’s assessment regarding internal controls and financial reporting and the effectiveness of internal controls and financial reporting as of December 31, 2005 and 2004 and review of the interim consolidated financial statements included in quarterly reports and services normally provided by KPMG in connection with statutory and regulatory filings or engagements. Prior year’s annual audit fees have been adjusted to include $157.3 in fees for the 2004 annual audit which were agreed upon subsequent to filing of the company’s 2004 Annual Report on Form 10-K.

Audit-Related Fees relate to assurance and related services that are reasonably related to performance of the audit or review of the company’s consolidated financial statements and which are not reported under “Audit Fees”. These services have included employee benefit plan audits and consultations in connection with acquisitions, the company’s recapitalization, and any inquiries received from the Securities and Exchange Commission.

Tax Fees relate to tax compliance, tax advice, and tax planning services, including assistance with federal, state and international tax compliance, tax audit defense, acquisitions and international tax planning. Tax compliance fees were $133,300 and $116,900 in 2005 and 2004, respectively. Other tax fees were $92,400 and $171,600 in 2005 and 2004, respectively.

All Other Fees relate to products and services other than those described above. For 2004, these amounts represent Sarbanes-Oxley Act Section 404 consulting and software fees.

The Audit Committee’s policy is to pre-approve all audit, audit-related, non-audit, tax and other fees to be paid to its independent registered public accounting firm. The Chairman of the Committee has been authorized by the Committee to pre-approve KPMG proposals up to twenty thousand dollars per service item, subject to the full Committee’s approval at a subsequent meeting. Pre-approvals are specific as to the particular service that is proposed and each service is generally subject to a budget.

SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS (Proposal No. 3)

The Board of Directors Recommends a Vote “Against” this Proposal

The company has received the following shareholder proposal from Mr. Frank Coleman Inman of 600 Cherry Drive, #3, Eugene Oregon 97401-6644. Mr. Inman was, at the time that he submitted his proposal, an owner of 1,371 shares of the company’s Common Stock.

Stockholder Proposal Regarding Election of Directors

Resolved: The shareholders recommend that our director nominees must each receive support from at least fifty percent of share votes cast to obtain a seat on our board of directors. Shareholders will be provided in the proxy materials with the director nominees names, SEC-required declarations, biographical sketches and photographs.

Stockholder’s Statement Supporting Item

In typical corporate board elections, stockholders have only one director nominee option for each open board position. Any shareholder(s) can withhold votes for any or all nominees, but lacking the need for a majority of share votes cast, the election results remain preordained. This lack of options for typical shareholders means that all director nominees will be elected whether most stockholders believe each nominee will represent most shareholders well or not, raising accountability and control issues to many shareholders.

Director priorities other than representing most stockholders have often contributed to corporate downfalls; examples may include Enron and Worldcom. While Kaman stock has dramatically risen in value over the past year, our stock has barely risen in value over the last two decades, greatly underperforming the U.S. stock market over this longer period.

Similar solutions to requiring majority support are often recommended by corporate governance experts and are successfully implemented by several S&P corporations, including U.S. Bancorp, Lockheed Martin, and Best Buy Co.

Providing positive, practical, and meaningful director choice for stockholders may increase our Kaman stock price, via more stockholder control of our Kaman investments. Corporate governance may improve most via better board elections, and this practical solution makes sense for nearly all Kaman stockholders.

Board of Directors’ Statement in Opposition

The Board of Directors and its Corporate Governance Committee do not believe that it would be in the best interests of our shareholders to change the method by which directors are elected at this time. We share the proponent’s goal of strong corporate governance, however, the proposed fundamental change is unnecessary and has the potential to seriously disrupt the company’s already highly effective corporate governance processes.

The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among major U.S. companies, but also is the default system under Connecticut law and most other state corporate laws. The rules governing plurality voting, being that the nominees who receive the most affirmative votes are elected to the Board of Directors, are well known and understood. We believe that the plurality voting requirement is fair and impartial as it applies equally to any candidate who is nominated for election to the Board of Directors; the nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board, whether the candidate is nominated by the Board or a shareholder.

Existing provisions of Connecticut law would prevent this proposal from achieving its intended goal of electing directors by a majority vote. Under Connecticut law, a director serves until a successor is elected and qualified. Therefore, even if this proposal is adopted, an incumbent director who does not receive a majority vote will nonetheless continue to hold office because no successor will have been elected. Likewise, a new director nominee who does not receive a majority vote will cause an incumbent director not standing for election to hold over until the next election of directors. Of course, an unelected “holdover” director could resign, but then the Board of Directors would be responsible for appointing someone to fill the resulting vacancy without shareholder approval at that time.

All but one of Kaman’s eight current directors are “independent” under applicable legal requirements. Kaman’s Audit, Finance, and Personnel & Compensation Committees are each composed entirely of independent directors as is its Corporate Governance Committee, which is responsible for recommending our director nominees.

In light of existing provisions of Connecticut law and the corporate laws of many other states, it is unclear how this proposal and similar proposals would work in practical terms and whether their goals could even be realized. As a result, many governmental entities, scholars, corporations, bar associations and shareholders are currently researching and debating the desirability and mechanics of implementing changes to corporate plurality voting laws. The company will continue to monitor developments and be prepared to recommend action as appropriate to further its longstanding commitment to first-rate corporate governance.

In sum, the proposed change would raise many difficult issues and may have unintended, unforeseen, unnecessary and potentially harmful consequences for our shareholders. Accordingly, the Board of Directors recommends that you vote against this proposal.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Pursuant to SEC rules, proposals of shareholders intended to be included in the company’s 2007 proxy materials and submitted for action at the 2007 Annual Meeting of Shareholders must be received by the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before November 9, 2006. Pursuant to SEC rules and the company’s Bylaws, shareholders who wish to present a proposal at the 2007 Annual Meeting of Shareholders, when such proposal is not intended to be included in the company’s proxy materials relating to that meeting, must give advance notice to the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before February 2, 2007, but no earlier than January 18, 2007, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the company’s Annual Meeting of shareholders to be held on April 18, 2006.

GENERAL

The company pays the cost of solicitation of proxies. The solicitation will be made by mail and may also include participation of the company’s officers and employees personally or by telephone, facsimile, or Internet, without additional compensation. The company may also reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The company has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 to aid in the solicitation of proxies. Innisfree will solicit proxies by personal interview, telephone, facsimile and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the company’s Common Stock. For these services, the company will pay a fee of $15,000 plus out-of-pocket expenses.

The company will provide without charge, upon written request from a shareholder, a copy of the company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2005. Any such request should be sent to: Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, CT 06002.

The company has posted on its website and will make available in print to any shareholder who requests its, its Amended and Restated Certificate of Incorporation, Bylaws, Corporate Governance Principles, Code of Business Conduct, and the charters of each of its standing committees. The company’s website is located at www.kaman.com.

By Order of the Board of Directors

Candace A. Clark

Secretary

March 9, 2006

Exhibit 1

Personnel & Compensation Committee Charter

(Adopted February 25, 2003)

Organization: There shall be a Personnel & Compensation Committee (the “Committee”) which shall consist of at least three directors who:

•	meet the definitions of a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended,[1] and are otherwise free of any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment.

The chairperson of the Committee shall be appointed by the Board and the Secretary of the Corporation shall be responsible for preparing the meeting agenda and recording the minutes of its meetings. All members shall have terms of one year. The Committee shall meet at such times as are deemed advisable by the Chairman, but not less than twice per year.

The Committee shall have the authority to conduct such studies or investigations as are appropriate to fulfilling its responsibilities and to retain such consultants or other experts as it deems necessary in the performance of its duties, at the Corporation’s expense.

Responsibilities: The Committee shall assist the Board in fulfilling the Board’s responsibilities regarding executive compensation matters. In general, the Committee shall assure that compensation for senior executives enables the Corporation to attract and retain strong leadership in a manner consistent with the Corporation’s business objectives and shareholder interests consistent with internal equity considerations, competitive practice, and all legal requirements.

Without limiting the generality of the foregoing, the Committee shall have the following specific responsibilities:

•	Review from time to time and approve the Corporation’s executive compensation strategy to determine that it supports the Corporation’s business objectives and shareholder interests and is consistent with internal equity considerations, competitive practice, and all legal requirements. Direct management to assure that such strategies are properly reflected in the Corporation’s compensation plans, including but not limited to, its Compensation Administration Plan, Cash Bonus Plan, and Stock Incentive Plan.

•	Review, approve, and revise as appropriate the Corporation’s executive salary grade structure and approve annual merit increase guidelines for officers of Kaman Corporation and senior management of the Corporation’s subsidiaries.

•	Review annually and determine the individual elements of total compensation (including salary, cash bonus, stock incentive awards, and other long term incentives) for the Chief Executive Officer after consultation with the Corporate Governance Committee.

•	Review annually and determine the individual elements of total compensation (including salary, cash bonus, stock incentive awards, and other long term incentives) for the officers of Kaman Corporation and senior management of the Corporation’s subsidiaries.

[1]	Section 162(m) of the IRC defines a directors as an “outside director” if the director is not a current or former employee of the Corporation and if the director does not receive significant direct or indirect compensation in any capacity other than as a director. SEC Rule 16b-3 defines a “non-employee” director as a person who: is not currently an officer of the Corporation (or a parent or subsidiary thereof); does not receive significant direct or indirect compensation from the Corporation for any services performed other than services as a director; and has no interest in any significant transactions or business relationships with the Corporation.

•	Review from time to time and make recommendations regarding executive compensation and equity-related plans, including but not limited to, the Compensation Administration Plan, Cash Bonus Plan, Stock Incentive Plan, Deferred Compensation Plan and Supplemental Employees’ Retirement Plan and assure that such plans are administered in a manner consistent with the Corporation’s executive compensation strategy and plan provisions. In addition, review, approve and recommend to the Board all new executive compensation and equity-related plans for senior management.

•	Serve as administrative committee for the Corporation’s Employees Stock Purchase Plan.

•	Review and approve such reports to shareholders as are required by SEC regulations and any other legal requirements.

Other

The Committee shall undertake such additional activities within the scope of its primary function as the Committee may determine or any activities requested by the Board.

A report of the Committee regarding each meeting, with recommendations for action, when appropriate, shall be presented at the Board meeting next following each Committee meeting.

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Exhibit 2

KAMAN CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE

CHARTER RESTATEMENT

November 11, 2003

This charter (the “Charter”) governs the operations of the audit committee (the “Committee”) of the board of directors (the “Board”) of Kaman Corporation (the “Corporation”).

Composition and Organization

The Committee shall be comprised of not less than three (3) directors who shall be elected annually by, and serve at the discretion of, the Board. The Chairman of the Committee shall be designated annually by the Board and the Secretary of the Corporation shall be responsible for preparing the meeting agenda and recording the minutes of its meetings.

Each member of the Committee shall: (a) satisfy the independence requirements of the Nasdaq Stock Market, Inc., the Securities Exchange Act of 1934 (“Exchange Act”), and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), as such requirements, rules and regulations may be amended from time to time; and (b) be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director and as a member of the Committee.

Each member of the Committee must be able to read and understand the Corporation’s fundamental financial statements, including its balance sheet, income statement, and cash flow statement at the time of his or her appointment to the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication. To the extent reasonably feasible, at least one member of the Committee shall qualify as an “audit committee financial expert” as defined under the rules and regulations of the SEC, as determined by the Board.

The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants or experts (including the fees and terms of such retention) to assist the members of the Committee in the performance of its duties. The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work and to any special advisors employed by the Committee.

Statement of Committee Policy

The Committee shall be responsible for assisting the Board in fulfilling the Board’s responsibility to oversee the financial reporting and accounting policies and procedures of the Corporation, and the annual independent audit of the Corporation’s financial statements. The Committee shall maintain direct communications with the Corporation’s independent auditor, and the Corporation’s management and internal audit manager. The Committee shall review the results of audits by the independent auditor and meet with such auditor periodically and report to the Board on its findings, including any recommendations that the Committee may have, based upon the advice of the independent auditor, with respect to financial reporting and accounting policies and procedures of the Corporation and related financial and accounting controls and safeguards.

Responsibilities and Processes

Without limiting the foregoing, the Committee shall have the following specific responsibilities in executing its oversight function:

•	The sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The independent auditors shall report directly to the Committee. The Committee shall be directly responsible for approving the level of compensation of the independent auditors and the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

•	Annually monitor and evaluate the qualifications, performance, effectiveness and independence of the Corporation’s independent auditor, and assure regular rotation of the lead partner and reviewing partner of the audit engagement team as required by law.

•	Review and discuss with the auditors their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board, in order to confirm the continuing independence of the independent auditor. If so determined by the Committee, the Committee shall take appropriate action to ensure the independence of the auditors.

•	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the Committee at its next scheduled meeting.

•	With the assistance of the Corporation’s independent auditor, the internal audit manager, and management, review any significant issues related to the Corporation’s internal controls over financial reporting; and ascertain whether the independent auditor has any significant recommendations with respect to the Corporation’s internal controls over financial reporting; and if so, whether they should be recommended to the Board for implementation.

•	Review, with management and the independent auditor, the Corporation’s quarterly interim financial statements in such manner as it deems practicable, ensure that the quarterly financial statements have been reviewed by the independent auditor, and discuss with the independent auditor any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	Review and discuss with management and the independent auditor the Corporation’s annual financial statements to be included in the Corporation’s annual report on Form 10-K, as audited by the independent auditor, prior to their publication, The Committee shall ascertain whether the independent auditor has any recommendations for management with respect to the preparation of the Corporation’s annual financial statements or any policies and procedures relevant thereto, and if so, whether management has addressed adjustments, concerns or recommendations proposed or expressed by the independent auditor.

•	Meet periodically during each year with management, the internal audit manager, and the independent auditor regarding matters related to the Committee’s responsibilities, including the annual and interim financial statements and internal controls over financial reporting; and meet independently with such management, the internal audit manager, and the independent auditor, as the Committee deems appropriate, but at least annually to discuss items which any of them believe should be brought to the attention of the Committee.

2

•	Based upon the reviews and discussions referred to in this Charter, determine whether to recommend to the Board that the audited financial statements of the Corporation for the preceding fiscal year be included in the Corporation’s Annual Report on Form 10-K for the preceding fiscal year for filing with the SEC.

•	Review disclosures, if any, made to the Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Corporation’s periodic reports under the Exchange Act regarding: (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

•	Prepare and publish a Committee report for inclusion in the Company’s annual proxy statement (if any) and provide any additional disclosures in the proxy statement or the Company’s Annual Report on Form 10-K required to be made under SEC rules and regulations.

•	Monitor the qualifications and effectiveness of the Corporation’s internal audit manager, including plans, activities and organizational structure; review significant reports, if any, prepared by the internal audit manager together with management’s response; and recommend the appointment or discharge of the internal audit manager, from time to time, as the Committee deems appropriate.

•	Report to and perform such additional oversight functions as may be requested by the Board, including but not limited to, monitoring the Corporation’s efforts to audit compliance with the Corporation’s Code of Business Conduct.

•	Periodically, but not less than annually, review and reassess the adequacy of the Charter of the Committee and submit any recommended changes for approval by the Board.

•	On at least an annual basis, review with the Corporation’s counsel any legal matters that could have a significant impact on the organization’s financial statements or the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or government agencies.

Receipt and Treatment of Complaints

The Committee shall establish procedures for: the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, auditing, or other matters; and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting, auditing, or other matters.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, the Committee does not have the responsibility to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the financial reporting process, including the system of internal controls over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Corporation’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee’s responsibility is to oversee and review these processes. The members of the Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The members of the Committee may rely, without independent verification, on the information provided to the Committee and on the representations made by management and the independent auditors.

3

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
	Please mark your votes as indicated in this example	☒

PROPOSAL 1 Election of three (3)	FOR	AUTHORITY WITHHELD			FOR	AGAINST	ABSTAIN
Class 1 Directors 01 Robert Alvine 02 E. Reeves Callaway III	☐	☐	PROPOSAL 3	Shareholder proposal regarding election of directors.	☐	☐	☐
03 Karen M. Garrison

To act in their discretion upon any other business which may
Withheld for the nominees you list below: (Write that	properly come before the meeting or any adjournment thereof.
nominee’s name in the space provided below.)

________________________________________

Choose MLinkSM for fast, easy and secure 24/7 online access to your future investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROPOSAL 2	Ratification of selection of KPMG LLP as independent registered public accounting firm for the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	__________________	Signature	__________________	Title(s)	__________________	Date	___________, 2006

NOTE: Please sign exactly as name(s) appear hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/kamn Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

KAMAN CORPORATION

PROXY FOR COMMON STOCK IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Kaman Corporation Common Stock hereby appoints Paul R. Kuhn and Robert M. Garneau, or either of them with full power of substitution, as attorneys and proxies for and in the name of the undersigned to vote all the shares of the Common Stock of Kaman Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 2006, beginning at 11:00 a.m., local time, at the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut, and at any adjournments or postponements thereof, as directed on this card on the matters set forth on the reverse side hereof, all as described in the accompanying Proxy Statement and in their discretion, on all other matters that may properly come before such Annual Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein. If the proxy is signed and returned but no direction is given, then the proxy will be voted “FOR” approval of each of Proposals 1 and 2 and “AGAINST” Proposal 3 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

The Kaman Corporation Board of Directors recommends a vote “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.